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                                                                    EXHIBIT 4.6

                      THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

                                                                      Void after
                                                                 October 7, 2000

                                CHEMCONNECT, INC.
                   WARRANT TO PURCHASE SHARES OF COMMON STOCK

               This Warrant is issued to Chemical Market Associates, Inc., a Texas corporation ("CMAI") by ChemConnect, Inc., a Delaware corporation (the "Company"), on November ___, 1999 (the "Warrant Issue Date"). This Warrant is issued pursuant to the terms of that certain Warrant Purchase Agreement (the "Purchase Agreement") dated as of November ___, 1999.

               1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to ten thousand (10,000) fully paid and nonassessable shares of the Common Stock of the Company, as more fully described below. The number of shares of Common Stock issuable pursuant to this Section 1 (the "Shares") shall be subject to adjustment pursuant to Section 8 hereof.

               2. Purchase Price. The per share purchase price for the Shares shall be the fair market value of the Company's Common Stock, as determined by the Company's Board of Directors, on the earlier of (a) September 30, 1999 or
(b) the date of the closing of the issuance and sale of shares of Common Stock of the Company in the Company's first underwritten public offering (the "IPO") pursuant to an effective registration statement under the Securities Act of 1933, as amended, as adjusted in either case from time to time pursuant to
Section 8 hereof (the "Exercise Price").

               3. Exercise Period. This Warrant shall become exercisable on the earlier of (a) September 30, 2000 or (b) the IPO; provided CMAI provides the reports and services during calendar year 2000 set forth in that certain Agreement by and between the Company and CMAI of even date herewith. In the event CMAI does not provide such reports and services, this Warrant shall be null and void in its entirety and will never become exercisable. This Warrant shall terminate and shall no longer be exercisable on the earliest to occur of
(w) October 7, 2000, (x) seven days after the IPO, (y) the date of the closing of the Company's sale or transfer of all or substantially all of its assets, or
(z) the date of the closing of an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.

               3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

               (i) the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary of the Company at its principal offices; and

               (ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.



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               5. Net Exercise. In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of Common Stock computed using the following formula:

                                          Y (A - B)
                                          ---------
                                       X -     A

Where

                X    -- The number of shares of Common Stock to be issued to
                        the holder of this Warrant.

                Y    -- The number of shares of Common Stock purchasable
                        under this Warrant.

                A    -- The fair market value of one share of the Company's
                        Common Stock.

                B    -- The Exercise Price (as adjusted to the date of such
                        calculations).

               For purposes of this Paragraph 5, the fair market value of Common Stock shall mean the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market in which the Common Stock is traded or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Common Stock is not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per share as shall be determined in good faith by the Company's Board of Directors. Notwithstanding the foregoing, in the event this Warrant is exercised pursuant to this paragraph after the date of the final prospectus for the Company's IPO and prior to the closing of such IPO, the fair market value of the Preferred Stock shall be equal to the public offering price set forth on the cover of the Company's prospectus.

               6. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the subscription notice.

               7. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

               8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

               (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

               (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the holder of this Warrant, so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable



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upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

               (c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Warrant Price, the Company shall promptly notify the holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

               9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Warrant Price then in effect.

               10. No Stockholder Rights. Prior to exercise of this Warrant, the holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

               11. Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company its successors and assigns. This Warrant cannot be assigned by CMAI without the express written consent of the Company.

               12. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and CMAI. Any waiver or amendment effected in accordance with this Section shall be binding upon CMAI, each holder of any Shares purchased under this Warrant at the time outstanding (including securities into which such Shares have been converted), each future holder of all such Shares, and the Company.



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               13. Governing Law. This Warrant shall be governed by the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California.

                                     CHEMCONNECT, INC.





                                     By:
                                        ----------------------------------------
                                        John F. Beasley,
                                        Chief Executive Officer



                                     Address: 44 Montgomery Street, Suite 250
                                              San Francisco, California  94104


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                                  SUBSCRIPTION

ChemConnect, Inc.
Attention:  Corporate Secretary

               The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Common Stock issued by ChemConnect, Inc. and held by the undersigned, ___________ shares of Common Stock of ChemConnect, Inc.

               Payment of the exercise price per share required under such Warrant accompanies this Subscription.

               The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.


                                         WARRANTHOLDER:

                                         CMAI

                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------
                                         Address: 11757 Katy Freeway, Suite 750
                                                  Houston, Texas 77079

Date:

Name in which shares should be registered: